FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Tommy Pruitt	James Palczynski
Senior Communications Director	Principal and Director
843.574.3866	ICR, Inc.
203.682.8229

Force Protection, Inc. Files Outstanding SEC Documents

– Files Amended Form 10-Qs for Quarterly Periods During the Year Ended December 31, 2007 –

– Files First and Second Quarter 2008 Form 10-Qs –

– Reports Significantly Improved Profitability for First Half of Fiscal 2008 –

Ladson, SC (September 30, 2008) — Force Protection, Inc. (NASDAQ: FRPT) today filed with the Securities and Exchange Commission its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2008 and June 30, 2008.  The Company also filed with the SEC its amended Quarterly Reports on Form 10-Q/A for the quarterly periods ended March 31, 2007, June 30, 2007, and September 30, 2007 which include restated financial results for each of those periods.  The Company noted that it is now up to date with reporting requirements for the SEC and listing requirements for the NASDAQ market.

Michael Moody, Chairman and Chief Executive Officer of Force Protection, Inc., said, “We are very grateful for the hard work of our finance team and the cooperation and assistance of both the Securities and Exchange Commission and the NASDAQ market during the last few months.  Our team has worked hard to generate accurate and timely operating and financial information, which not only allows us to remain in good standing with the financial marketplace, but is also essential to create a more responsive, flexible and profitable business.  During the first six months of 2008 we began to focus on operating the business more efficiently.  This work will continue as we transform our business and look forward.”

The Company reported, for the six months ended June 30, 2008, net sales of $743.9 million, an increase of 206% compared to the $243.5 million recorded for the six months ended June 30, 2007.  The increased Company revenue was driven by higher shipments of MRAP vehicles for the U.S. government and an increase in service and support programs for our fielded fleet of vehicles.  The Company reported net income for the six months ended June 30, 2008 of $15.3 million, or $0.22 per fully diluted share, compared to net income of only $183,000, or less than a penny per fully diluted share, in the year-ago six-month period.

Michael Moody, continued, “We saw benefits in the early part of fiscal 2008 from significant shipments of Cougar MRAP vehicles, Cougar variants, and Buffalo vehicles, as well as revenues from the related service and support work to maintain and sustain the operational readiness of our fleet.  Although we recognize the improvements in the first half of 2008 over the comparable periods in 2007, we are by no means satisfied.  We are committed to making further improvements in every aspect of our business.  We are working to achieve process improvements and efficiencies in our existing operations as well as to identify specific areas of business development that have been driven by successful research and development efforts in the areas of material science and blast- and ballistic- solutions.”

First Quarter 2008 Summary

For the three months ended March 31, 2008, the Company reported net sales of $403.0 million, an increase of 285% compared to $104.8 million in the same period of the prior year.  Gross margin for the first quarter of 2008 was 9.5% compared to 18.8% in the prior-year quarter.  The Company noted that the gross margin was negatively affected by the recognition of $196.4 million of net sales with no associated gross profit for vehicles produced for us by General Dynamics Land Systems.  General and administrative expenses for the first quarter of 2008 were $24.6 million, or 6.1% of net sales compared to $17.1 million, or 16.3% of net sales for the prior-year period.  The dollar increase reflects a $4.9 million impairment charge related to assets at our Roxboro, North Carolina facility, a contribution to the

Force Protection, Inc.

9801 Highway 78 Bldg 1

Ladson SC  29456

Medical University of South Carolina Foundation for brain trauma research, higher legal and accounting consulting fees and employee severance.  These increases were partially offset by the absence of a liquidated damages charge totaling $4.9 million incurred in the first quarter of 2007.  Operating income in the first quarter of 2008 increased to $10.8 million compared to an operating loss of $(2.4) million for the same quarter of 2007.  Net income for the 2008 period was $7.0 million, or $0.10 per fully diluted share, compared to a net loss of $(480,000), or $(0.01) per fully diluted share, in the prior-year quarter.

Second Quarter 2008 Summary

For the three months ended June 30, 2008, the Company reported net sales of $340.9 million, an increase of 146% compared to $138.7 million reported in the same period of the prior year.  Gross margin for the second quarter was 11.0% compared to 14.8% in the prior-year period.  The Company noted that the gross margin was negatively affected by the recognition of $143.3 million of net sales with no associated gross profit for vehicles produced by GDLS during the quarter.  General and administrative expenses were $21.5 million, or 6.3% of net sales, during the second quarter of 2008 compared to $17.3 million, or 12.5% of net sales, in the second quarter of 2007.  The dollar increase reflects higher legal, accounting, auditing and consulting fees, and employee severance.  These increases were partially offset by the absence of a liquidated damages charge totaling $1.8 million incurred in the second quarter of 2007.  Operating income in the second quarter of 2008 was $12.8 million compared to an operating loss of $(273,000) in the comparable year-ago quarter.  Net income for the 2008 period was $8.3 million, or $0.12 per fully diluted share, compared to net income of $663,000, or $0.01 per fully diluted share, in the prior-year quarter.

The Company noted that at June 30, 2008, it continued to maintain an adequate capital position, with no long-term debt and $73 million of cash.  Inventory at June 30, 2008 was $110.1 million, down 18% as compared to $135.0 million as of March 31, 2008.  This decrease in inventory was primarily due to building vehicles out of existing inventory in the second quarter of 2008 and a $1.0 million write down of excess and obsolete items.  Total shareholders’ equity stood at $247.0 million as of June 30, 2008.

For the six months ended June 30, 2008, the Company delivered 1,394 vehicles, including 1,308 Cougar MRAP vehicles, 37 Cougar variants, and 49 Buffalo vehicles.  The Company’s vehicle backlog, as of June 30, 2008, totaled orders for 763 vehicles, including 412 Cougar MRAPs, 329 other Cougar variants, and 22 Buffalos.  In addition, the Company continues to have an expectation of significant levels of service and support work related to the fielded fleet of vehicles.

Mr. Moody continued, “We remain committed to increasing our research and development activities.  One of Force Protection’s advantages has been this organization’s ability to recognize threats before they emerge and to develop survivability solutions that address these new and constantly evolving dangers.  We believe that we will remain an important competitor for several categories of survivability products, particularly through global partnerships and international sales.  We also believe that excellent opportunities exist to develop and license new products and technologies that will serve our customers, end-users, and our partners.  Additionally, this strategic path is designed to enable us to leverage our strengths, improve our margins, reduce our need to deploy capital, and maintain our position as one of the most forward-looking and creative companies in the global survivability industry.”

Mr. Moody concluded, “We have initiated a systematic and comprehensive program of operational, financial, and strategic review that will become an ongoing and ingrained part of our corporate culture.  By leveraging this commitment, enhancing our research and development capabilities, and by building strong partnerships across the industry, we believe that we can demonstrate to our customers, the industry, and most importantly, our shareholders that we have a tremendous ability to create value.”

About Force Protection, Inc.

Force Protection, Inc. is an important American designer, developer and manufacturer of life saving survivability equipment, predominantly ballistic- and blast-protected wheeled vehicles currently deployed by the U.S. military and its allies to support armed forces and security personnel in conflict zones. The Company’s specialty vehicles, the Cougar, Cougar Lightweight / Cougar Restricted Terrain, the Buffalo, and the Cheetah, are designed specifically for reconnaissance, forward command and control, and urban operations and to protect their occupants from landmines, hostile fire, and improvised explosive devices (IEDs, commonly referred to as roadside bombs). The Company is one of the original developers and primary providers of vehicles for the U.S. military’s Mine Resistant Ambush Protected, or MRAP, vehicle program.

For more information on Force Protection and its vehicles, visit www.forceprotection.net.

Safe Harbor Language

This press release contains forward looking statements that are not historical facts, including statements about our beliefs and expectations, our ability to maintain our Nasdaq listing, our position as a company in the global survivability industry and statements relating to our backlog.  These statements are based on beliefs and assumptions by Force Protection’s management, and on information currently available to management. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update any of them publicly in light of new information or future events. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statements. Examples of these factors include, but are not limited to, our ability to fulfill our vehicle orders on a timely basis; our ability to improve our operations; our ability to effectively manage the risks in our business; the reaction of the marketplace to the foregoing; and other risk factors and cautionary statements listed in the Company’s periodic reports filed with the Securities and Exchange Commission, including the risks set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

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